Exhibit 21.1

LIST OF SUBSIDIARIES AS OF JUNE 30, 2004

Name of Subsidiary	State or Jurisdiction of Incorporation	% of Ownership
Advantage Diagnostics Corporation	Delaware	100%

Applied Biotech, Inc.	California	100%

Cambridge Diagnostics Ireland Limited	Ireland	100%

DMD, Dienstleistungen & Vertrieb für Medizin und Diagnostik GmbH	Germany	100%

Forefront Diagnostics, Inc.	California	100%

Hall Laboratories, Ltd.	Yukon	100%

Innovations Research, LLC	Delaware	100%

Inverness Medical (UK) Holdings, Ltd.	United Kingdom	100%

Inverness Medical Benelux BVBA(1)	Belgium	100%

Inverness Medical Canada, Inc.	Canada	100%

Inverness Medical Germany GmbH	Germany	100%

Inverness Medical International Holding Corp. I	Delaware	100%

Inverness Medical International Holding Corp. II	Delaware	100%

Inverness Medical Switzerland GmbH	Switzerland	100%

Inverness Medical, Inc.	Delaware	100%

IVC Industries, Inc.(2)	Delaware	100%

Morpheus Acquisition Corp.	Delaware	100%

Morpheus Acquisition LLC	Delaware	100%

Orgenics International Holdings BV	Netherlands	100%

Orgenics Ltd.(3)	Israel	100%

Ostex International, Inc.	Washington	100%

Pregymed GmbH	Germany	100%

Scandanvian Micro Biodevices ApS	Denmark	100%

Selfcare Technology, Inc.	Delaware	100%

Unipath Diagnostics GmbH	Germany	100%

Unipath Diagnostics, Inc.	Delaware	100%

Unipath Limited	United Kingdom	100%

Unipath Management Limited	United Kingdom	100%

Unipath Online, Inc.	Massachusetts	100%

Unipath Scandinavia AB	Sweden	100%

Viva Diagnostika – Diagnostische Produkte – GmbH	Germany	100%

Wampole Laboratories, LLC	Delaware	100%

(1)	Formerly known as Bvba Selfcare Benelux sprl.

(2)	Doing business as Inverness Medical Nutritionals and Inverness Medical Nutritionals Group.

(3)	Orgenics, Ltd. has eleven (11) wholly owned subsidiaries, and one majority controlled joint venture, operating outside of the United States.